Exhibit 10.45

Pursuant to 17 C.F.R §240.24b-2, confidential information (indicated as [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Distribution Agreement

THIS AGREEMENT is made as of March 20, 2000 (the “Effective Date”), by and between United Therapeutics Corporation (“UT”), a Delaware corporation, 1110 Spring Street, Silver Spring, Maryland and Olsten Health Services (Quantum) Corp., doing business as Olsten Health Services or Gentiva Health Services (“DISTRIBUTOR”), a Delaware corporation, 175 Broad Hollow Road, Melville, NY 11747.

Recitals

A.	WHEREAS, UT has developed triprostenol, a pharmaceutical product for the treatment of pulmonary hypertension to be marketed worldwide under the brand name UNIPROSTTM (the “UT Product”);

B.

WHEREAS, UT has entered into an agreement with MiniMed, Inc., a Delaware corporation, pursuant to which UT will purchase from MiniMed, Inc. infusion pumps and consumable products, supplies or other goods which are used in connection with infusion pumps for the delivery of UNIPROSTTM, which supplies include, without limitation infusion sets with catheters and medication reservoirs (the “MiniMed Product”);

C.

WHEREAS, DISTRIBUTOR has represented that it possesses the necessary expertise, financial resources and marketing organization to promote and sell the UT Product and the MiniMed Product (together, the UT Product and the MiniMed Product shall be referred to herein as the “Products”) and desires to acquire from UT the right to sell, market, distribute and maintain the Products in the Territory (as hereinafter defined);

D.	WHEREAS, UT is willing to appoint DISTRIBUTOR and DISTRIBUTOR is willing to accept appointment, as a distributor of the Products in the Territory; and

E.	WHEREAS, the parties hereto believe that the business relationship regarding the Products and related support will be of mutual advantage.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

Article 1.0            INTRODUCTORY PROVISIONS

1.1	Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

	(a)	“Agreement” shall mean this Distribution Agreement entered into by and between UT and DISTRIBUTOR as of the Effective Date.

(b)

“Affiliate” when used with reference to either Party shall mean any corporation controlling, controlled by or under common control with the said Party and any officer, director or employee of such corporation, as the case may be.  For purposes hereof, “control” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

	(c)	“Best Efforts” shall mean those efforts that would be made by a reasonably prudent business person acting in good faith and in the exercise of reasonable commercial judgment.

	(d)	“Clinical Trial Patients” shall mean Included Patients who are enrolled in clinical trials relating to UT Product prior to Commercial Launch.

(e)

“Commercial Launch” shall mean the date on which UT first makes all Products available for commercial sale, after the receipt of all applicable government and regulatory approvals required to be obtained by UT or its suppliers prior to commercial sale of the Products.

(f)

“Confidential Information” shall mean all information disclosed by either party (“disclosing party”) to the other party (“receiving party”), regardless of the form in which it is disclosed, including information relating to the disclosing party’s markets, product specific payer policies, databases, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, and with respect to UT as disclosing party, information embodied in the Products.  The following shall not be considered Confidential Information:

		(i)	Information which is or becomes in the public domain through no fault or act of the receiving party;

		(ii)	Information which was independently developed by the receiving party without the use of or reliance on Confidential Information;

		(iii)	Information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or

(iv) Information which is required to be disclosed by law, rule, regulation or governmental agency, provided, however, prompt prior notice thereof shall be given to the disclosing party.

(g)	“Effective Date” shall mean the date first above written.

(h)

“Force Majeure” shall mean any event, not existing as of the Effective Date and not reasonably within the control of the Parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one Party’s performance of its obligations under this Agreement.  Force Majeure shall include, without limitation: fire, storm, earthquake, flood, acts of State or other governmental action, war or civil unrest, labor dispute, inability to obtain labor or materials, and prolonged shortage of energy or any other supplies.

(i)

“Included Patients” shall mean those individuals diagnosed with pulmonary hypertension (or any other condition which shall have been approved by the United States Food and Drug Administration as an approved indication for UT Product), and whom DISTRIBUTOR shall have accepted (at its sole discretion) on to its service as its patient.

(j)

“NCIP Patient” (Non-collecting Included Patient) shall mean any Included Patient who has no source of third party payment or reimbursement either for UT Product or for MiniMed Product and who is not a Patient Assistance Program Patient, and who fails to pay for Products at DISTRIBUTOR’s usual and customary charge for Products after DISTRIBUTOR uses its customary Best Efforts to collect such payment from such patient for at least a 90 day period.

(k)

“PAP Patient” (Patient Assistance Program Patient) shall mean any Included Patient who is enrolled in the Patient Assistance Program as established by UT from time to time.  The currently anticipated criteria for this program are described on Attachment C.

(1)	“Price” shall mean the respective price for the respective Product as set forth on Attachment A hereto, subject to the terms and conditions reflected on Attachment A.

(m)

“MiniMed Product” shall mean infusion pumps and consumable products, supplies or other goods developed by MiniMed, Inc. which are medically necessary and used in connection with infusion pumps for the delivery of UNIPROSTTM, which supplies include, without limitation infusion sets with catheters and medication reservoirs.

(n)

“UT Trademark” shall mean any of the UT trademarks, logotypes and trade names listed on Attachment B hereto, as such Attachment may be modified from time to time by UT and communicated in writing by UT to DISTRIBUTOR during the term of this Agreement.

(o)	“Party” shall mean either of the two parties to this Agreement.

(p)	“Products” shall mean both the UT Product and the MiniMed Product.

(q)	“Territory” shall mean the fifty states, territories and possessions of the United States only, unless otherwise expressly agreed in writing by the Parties.

(r)	“UT Product” shall mean triprostenol, a pharmaceutical product for the treatment of pulmonary hypertension to be marketed in the Territory under the brand name UNIPROSTTM.

1.2	Other Rules of Interpretation. Unless the context clearly indicates otherwise, the following rules shall govern the interpretation of this Agreement:

(a)	The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms;

(b)	All references herein to “days” shall mean calendar days; and

(c)	All references to “Sections” shall mean the corresponding Sections of this Agreement.

Article 2.0            REPRESENTATIONS AND WARRANTIES

2.1

Authority.  Each Party represents and warrants that it possesses all corporate power and authority necessary to enter into this Agreement and to perform its obligations under this Agreement.  All corporate acts and other proceedings required to be taken by or on the part of each Party to authorize it to perform its obligations under this Agreement have been duly and properly taken.  This Agreement has been duly executed and delivered by each Party and constitutes legal, valid and binding obligations of each Party enforceable in accordance with its terms, subject to the application of general principles of equity.

2.2	No Conflicts. Each Party represents and warrants that the execution and performance of this Agreement by each Party will not conflict with or violate any other agreement or obligation binding on it.

2.3

Approvals.  Except as expressly provided herein, each Party represents and warrants that no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by such Party of this Agreement or its consummation of the transactions contemplated by this Agreement.

2.4

Debarment Certification Requirements.  Each Party certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) and (b).  In the event that during the term of this Agreement, either Party (i) becomes debarred or (ii) receives notice of an action or threat of an action with respect to its debarment, such Party shall notify the other Party immediately.  Each Party hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. § 335(a) and (b).  In the event that either Party becomes aware of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to the other Party which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified.

Article 3.0            APPOINTMENT

3.1

Scope; Non-exclusive.  UT hereby appoints DISTRIBUTOR, and DISTRIBUTOR hereby accepts such appointment, as a distributor of the Products during the term of this Agreement, subject to the terms and conditions of this Agreement.  This appointment is non-exclusive, and UT reserves the right to appoint additional distributors in the Territory and to distribute the Products in the Territory itself.

3.2

Subdistributors.  DISTRIBUTOR shall not, without the prior written approval of UT, appoint any distributors or agents to act on behalf of DISTRIBUTOR (collectively, “Subdistributors”) to promote and/or distribute the Products within the Territory, other than any of its Affiliates.  DISTRIBUTOR shall at all times remain fully liable for the performance of any approved subdistributors and DISTRIBUTOR shall provide UT with a written acknowledgement executed by each Subdistributor that it has read this Agreement and agrees to be bound by its terms and conditions, including those contained in the attachments hereto.

3.3

Sales Outside the Territory.  DISTRIBUTOR shall not distribute, sell or otherwise provide the Products outside of the Territory and shall not advertise, promote or solicit customers for the Products outside the Territory.

Article 4.0            OBLIGATIONS OF DISTRIBUTOR

4.1

Distribution Promotion.  DISTRIBUTOR shall use its Best Efforts to fund and support ongoing promotion of its distribution of the Products, consistent with DISTRIBUTOR’s normal funding and support for its overall distribution activities; provided, however, UT shall approve in advance any marketing material used by DISTRIBUTOR other than the UT marketing material provided by UT to DISTRIBUTOR pursuant to Section 5.3.  Such Best Efforts shall include, but not be limited to:

(a)

Maintaining throughout the Territory adequate marketing, sales and order-fulfillment staffs who are adequately trained. The Parties acknowledge that this obligation requires DISTRIBUTOR to have the capability to provide the foregoing services throughout the Territory, but does not require DISTRIBUTOR to have a physical office within each jurisdiction within the Territory;

(b)	Promptly responding to all inquiries from customers, including responding to complaints, processing all orders and effecting all shipments of the Products for Included Patients;

(c)	Providing the Products to Included Patients following discharge from hospitals upon receipt of written notice from the hospital and pursuant to physician orders;

(d)

Attending and exhibiting at appropriate trade shows involving patients and/or physicians specialties that have a high propensity or likelihood to diagnose and treat patients suffering from pulmonary hypertension. DISTRIBUTOR will develop in conjunction with UT, sales sheets which detail the available therapy and support services from DISTRIBUTOR for patients on Product. At a minimum, DISTRIBUTOR will attend the following trade shows or national conferences of the following organizations:

(i)	Pulmonary Hypertension Association;
(ii)	American Heart Association;
(iii)	American Lung Association;
(iv)	American Thoracic Association;
(v)	American College of Cardiology;
(vi)	American Rheumatology Association;
(vii)	Scleroderma Foundation; and

(e)

Diligently investigating and pursuing all leads and inquiries of potential customers referred to DISTRIBUTOR by UT and to report promptly on the status of such leads and inquiries. Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring DISTRIBUTOR to admit to its service, or provide Products to, any particular individual(s) or types of individual(s). The determination of which individuals shall become Included Patients is in DISTRIBUTOR’s sole discretion.

4.2

Appropriate Products. Notwithstanding anything in this Agreement or attachments hereto to the contrary, DISTRIBUTOR’s obligations to provide MiniMed Product with UT Product shall be subject to (i) patient choice and physician and payor preference provided, however, that any pumps and supplies other than the MiniMed Products are considered therapeutically equivalent substitutes in accordance with prevailing medical judgment, and (ii) UT’s ability to supply MiniMed Product. DISTRIBUTOR will not promote the use or sale of any pump and supplies other than the MiniMed Product. In addition, DISTRIBUTOR shall not be obligated to provide MiniMed Product with UT Product to the extent that DISTRIBUTOR determines in its sole commercially reasonable discretion that it has received a significant number of significant patient, physician or payor complaints regarding the MiniMed Product and DISTRIBUTOR shall provide prompt notice to UT upon such determination.

4.3

Policies and Procedures. DISTRIBUTOR shall comply with UT’s DISTRIBUTOR Policies and Procedures, including, but not limited to, third party payer policies and procedures and policies and procedures relating to the MiniMed Product, a copy of which is attached hereto as Attachment E. UT reserves the right to change such Policies and Procedures upon notice to DISTRIBUTOR, provided however, that to the extent that any such change shall impose any greater restrictions or costs on DISTRIBUTOR, DISTRIBUTOR’s prior consent to such changes shall be required, such consent not to be unreasonably withheld or delayed.

4.4

Written Assurance. DISTRIBUTOR hereby assures UT that DISTRIBUTOR shall not export the Products from the Territory to any destination to which re-export requires a license under the United States Export Administration Regulations unless and until DISTRIBUTOR shall have applied for and obtained, at the request and expense of DISTRIBUTOR, a license from the Office of Export Administration, United States Department of Commerce for such report.

4.5	Alteration of Products. DISTRIBUTOR shall not alter the Products except with prior written consent of UT.

4.6

Product Claims. DISTRIBUTOR shall make no claims concerning the Products except as authorized by UT in writing or as are contained in UT’s marketing materials provided to DISTRIBUTOR for use in the Territory.

4.7

Complaints. DISTRIBUTOR shall promptly submit to UT’s Vice President of Operations or MiniMed, Inc.’s Technical Service Department detailed information regarding complaints from customers in the Territory, including complaints of defective or substandard UT Products or MiniMed Products, respectively.

4.8

Inventory. DISTRIBUTOR will maintain an inventory adequate to fill two (2) months of anticipated orders of the UT Products, with the intention of maintaining sufficient inventory to ensure availability;

4.9

Temperature Protection. DISTRIBUTOR shall ensure that during the entire time the Products are under DISTRIBUTOR’s control, that the Products are stored at the temperature specified by UT and/or MiniMed, Inc. for such Product.

4.10

Distributor Expenses. DISTRIBUTOR shall bear all of its own costs and expenses incurred in carrying out its obligations under this Agreement, including, but not limited to, all rents, salaries, commissions, demonstration, travel and accommodation.

Article 5.0            OBLIGATIONS OF UT

5.1

Training. UT will provide training to DISTRIBUTOR for Products at a time to be mutually agreed upon by the parties, but no less frequently than semi-annually. The duration, content and location of such training shall be as agreed upon by the parties. DISTRIBUTOR shall bear all costs of travel and living expenses for its personnel to attend such training. If training is provided at DISTRIBUTOR’s location, DISTRIBUTOR shall provide appropriate facilities, without expense to UT. UT shall bear all costs relating to its personnel and their travel and living expenses, materials and facilities utilized for training, together with any other related costs it incurs.

5.2

Samples. UT will provide a reasonable quantity of sample Products to DISTRIBUTOR for the sole purpose of marketing the Products to prospective customers in the Territory, subject to applicable legal requirements. All sample Products remain the property of UT and DISTRIBUTOR shall promptly return all samples to UT upon request. Samples shall be labeled clearly by UT as “SAMPLES-NOT FOR RESALE/NOT FOR PATIENT CONSUMPTION”.

5.3

Sales Material. UT will provide to DISTRIBUTOR reasonable quantities of such sales materials, reprints, brochures, package inserts, peer review articles and other scientific and medical information regarding the Products, informational material and other marketing literature for use by DISTRIBUTOR and its sales force when marketing the Products.

5.4	Marketing Support. UT will provide DISTRIBUTOR with such marketing support as the parties may mutually agree.

5.5

UT Expenses. UT shall bear all of its own costs and expenses incurred in carrying out its obligations under this Agreement, including but not limited to, all rents, salaries, commissions, advertising, demonstration, travel and accommodation.

Article 6.0            ORDERS FOR PRODUCTS

6.1

Purchase Orders. DISTRIBUTOR shall submit written purchase orders for Products to UT by mail, courier delivery or facsimile. Each such order shall set forth (a) the Products ordered, including item numbers; (b) quantities of each; (c) requested delivery dates; and (d) any specific shipping instructions. Except as otherwise agreed by UT, DISTRIBUTOR shall submit such purchase orders at least sixty (60) days prior to the requested delivery dates.

6.2

Acceptance of Orders. All DISTRIBUTOR purchase orders are subject to acceptance in writing by UT, which acceptance shall be delivered by mail, courier or facsimile, or deemed to have occurred if DISTRIBUTOR shall not have received an acceptance or rejection of the order within five business days of UT’s receipt of the order. Each purchase order shall be deemed to be an offer by DISTRIBUTOR to purchase the Products pursuant to the terms of this Agreement and, if and when accepted by UT as hereinabove provided, shall give rise to a contract between DISTRIBUTOR and UT on the terms and conditions set forth herein to the exclusion of any additional or contrary terms set forth in the DISTRIBUTOR purchase order or which otherwise conflicts with this

Agreement. UT shall use its Best Efforts, consistent with the other requirements of its business as determined by UT, to accept all purchase orders placed by DISTRIBUTOR in accordance with the terms and conditions of this Agreement.

6.3

Delivery Terms. Unless otherwise agreed to in writing by UT and DISTRIBUTOR, all deliveries of the Products shall be F.O.B. DISTRIBUTOR’s facility. UT shall insure each shipment of such Products with a reputable insurer for the full invoice price of each shipment. Risk of loss and title to the Products shall pass upon delivery to DISTRIBUTOR at its facility.

6.4	Modification of Orders. No accepted purchase order shall be modified or canceled except upon the written agreement of both parties.

6.5

Change Order Charges. If DISTRIBUTOR requests modifications in an accepted order prior to the scheduled delivery date provided in such order, in consideration for accepting such change order, UT may require DISTRIBUTOR to extend the scheduled delivery date and/or to pay a change order charge equal to the sum of the actual documented non-recoverable costs incurred by UT by reason of such change order.

6.6

Product Changes. Subject to applicable regulatory approval, UT reserves the right, in its sole discretion and without incurring any liability to DISTRIBUTOR except as otherwise provided in this Agreement, to (a) alter any Product; (b) discontinue the manufacture of any Product; or (c) commence the manufacture and sale of new products having features which make any Product wholly or partially obsolete, provided however, that if such new Product may be used as a substitute for Product, UT shall negotiate in good faith with DISTRIBUTOR to reach an agreement on terms whereby DISTRIBUTOR may purchase such new products. Notwithstanding the foregoing, UT shall use its Best Efforts to provide DISTRIBUTOR with at least sixty (60) days prior written notice of any such change. UT also reserves the right, in its sole discretion and without incurring any liability to DISTRIBUTOR except as otherwise provided in this Agreement, immediately to alter the specifications or the manufacturing process for any Product for reasons of health or safety. UT shall fill all accepted purchase orders from DISTRIBUTOR for any altered or discontinued Products for which manufacturing and commercial deliveries have commenced prior to the effective date of such a change but otherwise shall have no obligation to do so unless the delivery date requested in the relevant purchase order was prior to the effective date of such a change.

6.7

Rolling Forecasts. DISTRIBUTOR and UT shall mutually develop and agree upon a non-binding twelve (12) month forecast indicating DISTRIBUTOR’ s intended purchases of Products, as well as such other information as UT may reasonably request. Such forecasts shall be updated by DISTRIBUTOR on a rolling basis each calendar quarter, and each updated forecast must be received by UT no later than thirty (30) days after the end of each calendar quarter.

Article 7.0            PRICES AND PAYMENTS

7.1

Prices. DISTRIBUTOR shall pay the Prices for the Products purchased under this Agreement which are in effect at the time of acceptance of the relevant purchase order submitted by DISTRIBUTOR, except as provided in Section 7.2. All costs relating to shipping, insuring, packing, handling and delivering the Products to DISTRIBUTOR’S facility shall be at the sole expense of UT.

7.2

Price Changes. At any time during the term of this Agreement, UT may increase its Prices for the Products upon at least sixty (60) days prior written notice to DISTRIBUTOR, but only as long as the respective Price for Product is at all times at least [***] percent ([***]%) less than the then current published “Average Wholesale Price” (AWP) for the respective Product. Increased prices shall not apply to purchase orders accepted prior to the effective date of the price increase unless such orders provide for delivery, and delivery is in fact made, more than ninety (90) days after the date of acceptance of the order. Price decreases with respect to all Products shall be effective immediately upon written notice to DISTRIBUTOR on all such Products not yet delivered. UT agrees that it will not sell the Products during the term of this Agreement to another distributor in the Territory at a price (including payment terms) lower than what it is charging DISTRIBUTOR.

7.3

Payment Terms; Invoices. DISTRIBUTOR shall make payments for the Products within 60 days of its receipt of the respective invoice. Terms of purchase shall be two percent (2%) prompt pay discount if paid within thirty (30) days of invoice receipt. UT shall ensure that all invoices for Products accurately reflect the actual charge to DISTRIBUTOR for the Products, including to the extent applicable any and all discounts, free goods or other reductions in price of the Products to DISTRIBUTOR. All payments shall be made in United States Dollars.

7.4	Overdue Payments. If and for so long as any payment from DISTRIBUTOR to UT under this Agreement shall be overdue:

(a)

Interest in the applicable currency of payment shall be due and payable at the rate of interest of twelve percent (12%) per annum, or such lower rate as may be the maximum legally permissible rate of interest, on all balances outstanding from the first date such payment is due until fully paid; and

(b)

UT shall have the right to recover its collection costs and expenses (including reasonable attorneys’ fees) for late payments. UT reserves the right to revoke any credit terms it may offer DISTRIBUTOR if there is any unsettled or outstanding balance owed by DISTRIBUTOR to UT.

7.5		Tax Payments. Each Party shall pay all taxes, duties, import deposits, assessments and other governmental charges, however designated, that are now or hereafter imposed upon such Party by any governmental authority or agency in connection with the performance of its obligations under this Agreement.

7.6	Resale Prices. DISTRIBUTOR may offer the Products in the Territory at such prices or discounts as DISTRIBUTOR, in its sole discretion, may determine.

Article 8.0            ACCEPTANCE, WARRANTY AND PRODUCTS SUPPORT

8.1

Acceptance of Products.  DISTRIBUTOR shall promptly inspect each shipment of the Products.  In the event of any shortage, damage, expiration or discrepancy in a shipment of Products which is patently obvious, DISTRIBUTOR shall promptly report the same to UT and furnish such written evidence or other documentation as UT may reasonably request.  DISTRIBUTOR shall be deemed to have accepted a shipment and UT shall not be liable for any such shortage, damage, expiration or discrepancy in such shipment unless DISTRIBUTOR provides UT with such notice and substantiating evidence within forty-five (45) days of arrival of the Products at DISTRIBUTOR’s shipping address in the Territory.  Upon receipt of the reasonable substantiating evidence of such shortage, damage or discrepancy, UT shall refund any payments made for the Product or UT shall promptly provide additional or substitute Products to DISTRIBUTOR, and UT shall promptly reimburse (or, at DISTRIBUTOR’s option, DISTRIBUTOR may deduct such amounts from payments due to UT hereunder) for any actual costs, expenses or damages incurred by DISTRIBUTOR, directly or indirectly, as a result of such shortage, damage or discrepancy in or to a shipment.

8.2

Product Warranty.  UT hereby authorizes DISTRIBUTOR to pass on the UT standard warranty and the MiniMed, Inc. standard warranty each set forth in Attachment D for the UT Product and MiniMed Product, respectively, to DISTRIBUTOR’s customers in the Territory, which may be revised by UT upon notice to DISTRIBUTOR.  DISTRIBUTOR shall not offer its customers any warranties different from or in addition to those given by UT hereunder.

8.3

Excluded Claims.  UT shall not have any additional warranty obligations to DISTRIBUTOR or DISTRIBUTOR’s customers under Section 8.2 above or otherwise to the extent that DISTRIBUTOR has made any warranties, oral or written, beyond those expressly set forth in the standard UT warranty, Attachment D hereto.

8.4

Limited Warranty.  THE WARRANTIES SET FORTH IN THE UT WARRANTY, ATTACHMENT D HERETO, AND THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY UT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF UT’S STANDARD WARRANTIES SHALL

BE LIMITED TO THE REMEDIES PROVIDED IN UT’S STANDARD WARRANTIES SET FORTH ON ATTACHMENT D, ATTACHED HERETO, AND AS OTHERWISE PROVIDED IN THIS AGREEMENT.

8.5

Limited Remedy.  UT SHALL NOT BE LIABLE TO DISTRIBUTOR OR ANY OF THEIR CUSTOMERS FOR LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING THE PRODUCTS UNDER THIS AGREEMENT.  UT SHALL NOT BE LIABLE TO DISTRIBUTOR OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF UT SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY DISTRIBUTOR OR ANY THIRD PARTY.  IN NO EVENT, SHALL UT BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE LESSER OF THE COST OF REPLACEMENT OR REFUND OF THE NET PURCHASE PRICE PAID BY DISTRIBUTOR FOR ANY DEFECTIVE OR DAMAGED PRODUCT.  NOTWITHSTANDING THE FOREGOING, IN CASE OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND SECTION 12.3, SECTION 12.3 SHALL CONTROL.

Article 9.0            REGULATORY APPROVALS, COMPLIANCE AND AUDITS

9.1

FDA Approval.  UT represents and warrants that as of the Effective Date with respect to clinical trials, and prior to Commercial Launch with respect to commercial sale, the Products have received or shall have received, as the case may be, (a) clearance from the FDA to in the Territory for the approved indications, and (b) all federal and state approvals and permits required for the manufacture, importation, design, testing, inspection, labeling, warning, instructions for use, marketing, sale and distribution of the Product in the Territory.  UT shall promptly notify DISTRIBUTOR in writing upon receiving applicable FDA approvals, and such notice shall include the effective date of such approval, as well as the significant terms, conditions and limitations of such approval (including applicable indications), and UT shall also notify DISTRIBUTOR in writing of the effective date of Commercial Launch.

9.2

Compliance with Laws.  UT shall be solely responsible for, and comply with, all applicable federal and state laws, regulations and orders governing the regulation of the manufacture, importation, design, testing, inspection, labeling, sale, warning and instructions for use of all Product in the Territory, or otherwise applicable to the performance of its obligations under this Agreement.  DISTRIBUTOR shall comply with all applicable federal and state laws, regulations and orders governing its distribution and sale of Products in the Territory, or otherwise applicable to the performance of its obligations hereunder.  Each Party shall conduct its activities hereunder in and ethical and professional manner.

9.3	Inspection. Each Party shall notify the other Party promptly of any inspection by any federal, state, or local regulatory representative concerning any Product and shall provide the other Party with a summary of the results of such inspection and such actions, if any, taken to remedy conditions cited in such inspections.  Each Party agrees to cooperate with any inspection of a Product shipment conducted by a governmental agency.

9.4

Adverse Event Reporting.  Each Party agrees to inform the other Party promptly (but in no event no later than forty-eight (48) hours after becoming aware of same) of any complaint, or labeling or package insert issues, involving a Product or adverse drug experience (as defined in 21 C.F.R. 314.80), injury, toxicity, or sensitivity reaction associated with the clinical use of the Product, whether or not considered related to the Products.

(a)

If the adverse drug experience is serious, as defined in 21 C.F.R. 314.80 (including any adverse drug reaction that is fatal or life-threatening, is permanently disabling, requires inpatient hospitalization, or is a congenital anomaly, cancer or overdose), then each Party shall notify the other Party within twenty-four (24) hours;

(b)	All notifications to UT shall be by facsimile and on UT’s designated adverse event forms.

(c)	To the extent of any conflict between the provisions of this Section and Attachment E to this Agreement, the provisions of this Section shall control.

9.5

Withdrawal of Product.  If there is a recall of withdrawal of a Product, then UT shall immediately contact DISTRIBUTOR’s corporate purchasing department in accordance with DISTRIBUTOR’s policies and procedures made available to UT, and DISTRIBUTOR agrees to stop shipping recalled lots immediately, and in no event later than twenty-four (24) hours after DISTRIBUTOR receives written notification of such recalls.  DISTRIBUTOR shall cooperate fully in any such recall, including any customer notice, restriction, change, corrective act or market action or any Product change requested or ordered by any governmental agency having jurisdiction in the Territory.  UT agrees to reimburse DISTRIBUTOR for any reasonable cost or expenses (including reasonable attorneys’ fees) DISTRIBUTOR may incur due to recalls, withdrawals, replacements or government inspections of any Product.  DISTRIBUTOR shall prepare an invoice of such costs which invoice shall be paid by UT within thirty (30) days of receipt of such invoice.  Each party shall promptly provide the other party with copies of correspondence to or from governmental authorities relating to corrective action in the Territory concerning the Products.

9.6

Visits by Parties.  Each Party shall permit the other Party to visit its place of business and inspect its records, inventories and other relevant materials relating solely to its performance of this Agreement, upon reasonable advance notice and during normal business hours.

Article 10.0          PROPERTY OWNERSHIP; CONFIDENTIALITY

All Confidential Information and other proprietary material, documents, information, databases, complete and incomplete case report forms and all data that either Party (“disclosing party”) supplies to the other Party (“receiving party”) shall be the sole and exclusive property of the disclosing party (“Disclosing Party Property”).  All Confidential Information shall be deemed confidential and proprietary to the disclosing party.  The receiving party (a) may use the Confidential Information during the term of this Agreement only as permitted or required for its performance hereunder, (b) shall not disclose or provide any Confidential Information to any third party, and (c) shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including advising such individuals of applicable confidentiality obligations.  The foregoing duty shall survive any termination or expiration of this Agreement for a period of five (5) years.  Upon termination of this Agreement, the receiving party shall return to the disclosing party, at the disclosing party’s expense all unused Disclosing Party Property.

Article 11.0          TRADEMARK

11.1

Trademark License Grant.  UT hereby grants to DISTRIBUTOR, and DISTRIBUTOR hereby accepts from UT, a nonexclusive, nontransferable, and royalty-free right and license, during the term of this Agreement, to reproduce and use the UT Trademarks in connection with the distribution, marketing, promotion and sale or other distribution of the Products in the Territory and in accordance with UT’s standards and instructions and for no other purpose.  DISTRIBUTOR shall not use any other marks or trade names in connection with the marketing and distribution of the Products, except that DISTRIBUTOR may use its marks or trade names in a manner consistent with its normal course of business, such as adding a label on the packaging identifying DISTRIBUTOR as a distributor of Products, such label to be approved by UT in advance in writing as to size and content, such approval not to be unreasonably withheld or delayed, and such use shall not confer on UT any rights or license in DISTRIBUTOR’s marks or trade names.  UT may inspect and monitor DISTRIBUTOR’s use of the UT Trademarks.  DISTRIBUTOR shall not remove or alter any UT trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products, documentation or containers or packages.

11.2

Registration.  In its sole discretion, UT may register the UT Trademarks in the Territory if UT determines that registration is necessary or useful to the successful distribution of the Products.  In addition, if UT believes that it is advisable to effect any filing or obtain any governmental approval or sanction for the use by DISTRIBUTOR of any of UT Trademarks pursuant to this Agreement, the Parties shall cooperate to do so.  All expenses relating to the registration of the UT Trademarks in the Territory as well as the making of any filing or obtaining any governmental approvals for the use by DISTRIBUTOR of the Trademarks shall be borne by UT.

11.3

Termination of Use.  Immediately upon termination of this Agreement, DISTRIBUTOR shall cease and desist from use of any UT Trademark in any manner, other than to liquidate its then-existing inventory of the Products within six months of such termination.  DISTRIBUTOR hereby grants to UT or its designee, in the event of such termination, full power of attorney, with the right of substitution, to cancel, revoke or withdraw any governmental registration or authorization permitting DISTRIBUTOR to use any UT Trademark in the Territory, and DISTRIBUTOR shall provide such further documentation and assistance as UT may reasonably request in connection therewith.

11.4

Reservation of Rights.  DISTRIBUTOR acknowledges UT’s proprietary rights in and to any UT Trademark, subject to the license and right granted in Section 11.1.  DISTRIBUTOR shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any UT Trademark and shall not use any UT Trademark as part of DISTRIBUTOR’s corporate or trade name or permit any third party to do so.

11.5

Infringements.  DISTRIBUTOR shall promptly notify UT if it becomes aware of any use in the Territory by any third party of any UT Trademark or of any similar mark which may constitute an infringement of a UT Trademark.  Subject to the provisions of this Section, UT shall have the exclusive right, in its sole discretion, to institute proceedings against third-party infringers in respect of infringements occurring in the Territory.  If UT elects not to institute such proceedings within a period of thirty (30) days after notification of the alleged infringement, DISTRIBUTOR shall have the option to do so, and UT shall thereafter refrain from doing so.  UT shall have the exclusive right in its sole discretion to institute proceedings against third-party infringers in respect of infringements occurring outside the Territory.  Each Party shall cooperate fully with the other Party in connection with any such proceedings against third-party infringers, provided that all expenses of such proceedings shall be borne by the Party instituting same and all damages which may be awarded or agreed upon in settlement of such action shall accrue to such Party.

Article 12.0          INSURANCE AND INDEMNIFICATION

12.1

Insurance.  Each Party shall maintain in effect during the term of this Agreement a comprehensive general liability policy (which may be in the form of primary or excess coverage) in an amount not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate and shall promptly after the execution of this Agreement designate the other party as an additional named insured on such policies.  The deductible for such policy shall be no more than One Hundred Thousand Dollars ($100,000) and shall provide for ten (10) days’ notice to the other party by the insurer by registered or certified mail, return receipt requested, in the event of any modifications, cancellations or terminations thereof.  Each Party agrees to provide the other Party with a certificate of insurance evidencing compliance with this section within ten (10) days of execution of this Agreement.

12.2

DISTRIBUTOR Indemnification of UT.  Except as provided in Section 12.3, DISTRIBUTOR shall indemnify, defend and hold harmless UT and its Affiliates, and their respective officers, directors, employees, agents and successors and assigns from and against, any Claim to the extent such claim relates to or is based on (a) property damage, personal injury or death resulting from DISTRIBUTOR’s negligent or reckless provision or maintenance of the Products (except to the extent the same results from any wrongful act or omission of UT), (b) DISTRIBUTOR’s violation of any applicable law or governmental regulation or (c) any breach by DISTRIBUTOR of any of its representations, warranties, covenants or agreements in this Agreement.  For the purpose of this Section and Section 12.3, a “Claim” shall be any liabilities, damages, costs or expenses, including, without limitation, reasonable attorneys’ fees which arise from any claim, lawsuit, demand or other action by any Party other than one of the Parties or an Affiliate of one of the Parties.

12.3

UT Indemnification of DISTRIBUTOR for UT Products.  Except as provided in Section 12.2, UT shall indemnify, defend and hold harmless DISTRIBUTOR and its Affiliates, and their respective officers, directors, employees, agents and successors and assigns from and against any Claim to the extent such Claim relates to or is based on (a) UT’s design, manufacture or supply of the Products, (b) property damage, personal injury or death resulting from use of the Product (except to the extent the same results from any wrongful action or omission of DISTRIBUTOR), (c) UT’s violation of any applicable law or governmental regulation, (d) any breach by UT of any of its representations, warranties, covenants or agreements in this Agreement, (e) any inability of DISTRIBUTOR to supply Products to an Included Patient as a result of a shortage of product or other failure of UT to deliver Product (except to the extent the same results from any wrongful action or omission of DISTRIBUTOR), (f) any recall or withdrawal of Product, or return of damaged, defective, shortdated or outdated Product, or (g) any claim that DISTRIBUTOR’S distribution and sale of Products infringes on the patent, trade mark, copyright, or other proprietary rights of any third party.  To the extent of any conflict between the provisions of this Section and the provisions of Attachment E to this Agreement, this Section shall control.

12.4

UT Indemnification of DISTRIBUTOR for MiniMed Products.  UT shall indemnify, defend and hold DISTRIBUTOR harmless from and against any and all Claims relating to product liability claims with respect to MiniMed Products which are designed, developed and manufactured solely and independently by MiniMed, Inc.

12.4

Indemnification Procedure.  A Party seeking indemnification under this Article 12.0 (“Indemnified Party”) shall give prompt written notice to the indemnifying party (“Indemnifying Party”) of any Claim covered by the indemnification obligations hereunder; provided, however, that a delay in such notice shall not terminate the Indemnifying Party’s indemnification obligations hereunder, unless such delay shall have materially impaired the defense of such Claim.  Such Indemnifying Party shall have sole and exclusive control of the defense of any such Claim, including the choice and direction of any legal counsel, provided, however, if a single legal counsel would be subject to a material conflict of interest under the applicable rules of professional conduct governing such counsel, the Indemnified Party shall not be obligated to waive such conflict and may request separate legal counsel at the Indemnifying Party’s expense.  The Indemnifying Party may not settle or compromise any such Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

12.5

Litigation Support.  In the event and for so long as an Indemnifying Party actively is contesting or defending against any Claim in connection with this Article 12.0, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Indemnifying Party.

12.6

Subrogation.  The Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any third party, and such Indemnified Party hereby assigns to the Indemnifying Party all claims, causes of action and other rights which the Indemnified Party may then have against any third party.  Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that an Indemnifying Party fails to perform its indemnification obligations under Section 12.2 or Section 12.3 above, the Indemnifying Party hereby assigns to the Indemnified Party all claims, cause of action and other rights which the Indemnifying Party may then have against any third party with respect to any Claim for which indemnification is provided hereunder.

Article 13.0          NON-SOLICITATION

13.0

Each Party agrees that during the term of this Agreement, and for a period of one year after the effective termination date, it shall not, without the other Party’s written consent, employ or retain on an independent contracting basis any person who was, at any time during the immediately preceding twelve (12) month period, employed by the other Party or any of its Affiliates.

Article 14.0          JOINT PUBLICITY

14.1

Public Disclosure.  If either Party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder and such disclosure mentions the other Party by name or description, such other Party shall be provided with an advance copy of the disclosure and shall have two (2) business days within which to approve or disapprove such use or its name of description (including mention of the name of the Product) provided, however:

(a)	Approval shall not be unreasonably withheld by either Party. Failure to respond within two (2) business days shall be deemed approval.

(b)

Absent approval, no disclosure shall use the name of or otherwise describe such Party except to the extent required by law, or the extent that the description of the other Party is limited to public information about the availability of the Product.

14.2

Filings with SEC.  Notwithstanding the foregoing, each Party acknowledges that both parties are or are affiliates of a publicly traded company and each Party hereby consents to the disclosure of this Agreement and the relationship between the Parties in their respective filings with the Securities and Exchange Commission and their disclosures to its stockholders; provided, however, that each Party shall use its commercially reasonable efforts not to disclose the specific financial terms and conditions of this Agreement except when such disclosure is required by law.

Article 15.0          FORCE MAJEURE

15.1

Notice.  A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.

15.2

Suspension of Performance.  After an affected Party has given notice under Section 15.1, that Party shall be relieved of any performance obligation under this Agreement for obligations which the Force Majeure event prevents, but only to the extent and only for so long as the Force Majeure prevents performance.  The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amounts due and owing, and confidentiality, indemnification, record-keeping and audit, and dispute resolution obligations of this Agreement, to the extent that such suspension is commercially reasonable.

15.3

Termination.  If the period of Force Majeure continues for more than sixty (60) days, either Party may terminate this Agreement upon giving notice to the other Party without incurring liability other than the obligation to make payments due to such date.

Article 16.0          TERM AND TERMINATION

16.1

Term.  The initial term of this Agreement shall begin on the Effective Date and shall continue in force through three (3) years from the Commercial Launch date (the “Initial Term”).  Thereafter, this Agreement shall automatically renew for additional periods of one (1) year each, unless either of the Parties shall have given the other Party written notice of its non-renewal of this Agreement no later than ninety (90) days prior to the end of the initial or any renewal term hereof.

16.2	Termination. This Agreement may be terminated prior to the expiration of the then current term as follows:

(a)

Either Party may terminate this Agreement immediately upon notice if the other Party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, a proceeding is commenced against it which will substantially impair its ability to perform hereunder or such Party otherwise loses legal control of its business;

(b)

Either Party may terminate this Agreement upon the material breach of the other Party (including, but not limited to, DISTRIBUTOR’ s failure to pay promptly sums owing to UT) which breach has not been cured within thirty (30) days of receiving prior written notice of such breach from the non-breaching Party;

(c)	Either Party may terminate this Agreement upon notice if an event of Force Majeure continues for more than sixty (60) days as provided in Section 15.3;

(d)	The Parties may agree in writing to terminate this Agreement for their mutual convenience at any time and for any reason, subject to such terms and conditions as they may adopt;

(e)	DISTRIBUTOR may terminate this Agreement immediately if the required FDA approvals shall not have been obtained by UT on or prior to September 30, 2001;

(f)	UT may terminate this Agreement immediately upon written notice to DISTRIBUTOR if:

(i) an act or omission of DISTRIBUTOR or DISTRIBUTOR’s employees, officers, subdistributors or agents has caused material harm to the Products, UT Trademarks or the goodwill attached thereto; or

(ii) There is a material change in the management or operation of DISTRIBUTOR’s business which has a material adverse effect on DISTRIBUTOR’s ability to perform its obligations under this Agreement;

(g)

Either Party may terminate this Agreement at any time with or without cause by giving notice in writing to the other Party, which shall be effective one hundred and eighty days (180) days after its date; and

(h)

If at any time in the future, a change of legal requirements would (a) require the parties to renegotiate or alter the terms of this Agreement, or (b) result in a substantial adverse change in the respective financial benefits or burdens accruing to any Party under the terms of this Agreement, then upon written request by either party in the case of (a), or the affected Party in the case of (b), the Parties shall endeavor in good faith to renegotiate and modify the terms of this Agreement to comply with such new requirements or avoid such substantial adverse change. If the Parties are unable to agree to such modifications within 90 days of receipt of the written request, then either Party (in the case of (a)), or the adversely affected Party (in the case of (b)) may terminate this Agreement immediately upon expiration of the 90 day period.

16.3

Partial Termination.  In the event that UT shall have the right pursuant to the provisions of Section 16.2 to terminate this Agreement in its entirety, UT may elect, in its sole discretion, to terminate this Agreement solely as it applies to any portion of the Territory, or, if applicable, any category of customer.

16.4	Rights and Obligations on Termination. If this Agreement is terminated for any reason, the Parties shall have the following rights and obligations:

(a)

Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable, and shall not release UT from its obligations to provide Products to DISTRIBUTOR at DISTRIBUTOR’ s request to service its existing patients as of the effective termination date and until such existing patients are transitioned to another distributor, which DISTRIBUTOR will use its Best Efforts to achieve as expeditiously as possible after the effective termination date;

(b)	Each Party’s respective obligations of confidentiality under Article 13.0, and record retention under Article 18.0, shall survive as provided in such articles;

(c)	Each Party’s respective obligations of indemnification under Article 12.0 and to settle all disputes, controversies or claims under Article 17.0 shall survive such termination of this Agreement;

(d)

UT shall cause other entities to undertake, or shall otherwise relieve DISTRIBUTOR of its obligations and all costs relating to all PAP Patients and NCIP Patients, and shall complete such transition or relief with respect to such patients no later than 180 days from the termination date. DISTRIBUTOR agrees to use its Best Efforts to cooperate with such transfer; and

(e)

Each Party shall, within ninety (90) days of the date of the termination of this Agreement, return any documentation and all copies of documentation (in any media) in its possession, custody or control that contain the other Party’s Confidential Information and shall certify in writing that it has done so after a reasonable examination of all its files where such documentation has been maintained.

16.5

Sell-Off Period. Notwithstanding the foregoing, upon expiration of this Agreement or upon any termination of this Agreement, DISTRIBUTOR shall have the right to continue to distribute the Products for a period of six (6) months after the effective date of expiration or termination, and shall have the option to return to UT for full reimbursement by UT to DISTRIBUTOR at the most recent Prices in effect, any and all unsold remaining inventory of Products.

Article 17.0          DISPUTE RESOLUTION

17.1

Negotiation. The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. Except as provided in Section 17.2, no formal dispute resolution shall be used by either Party unless and until senior executive officers of each Party shall have attempted to meet in person to achieve such an amicable resolution.

17.2

Reservation for Litigation. Notwithstanding Section 17.3 below, each Party expressly reserves the right to seek judicial relief from a court of competent jurisdiction if the other Party is or appears to be in violation of such other Party’s obligations of non-use and non-disclosure under Article 10.0 above, including, without limitation, any injunction or other preliminary relief.

17.3

Arbitration. Subject to the reservation of the Parties under Section 17.2 above, any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Section 17.1 shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the Effective Date, as modified by Section 17.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall New York, New York, U.S.A. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the Parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the AAA.

17.4	Special Rules. Notwithstanding any provision to the contrary in the AAA’s rules, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:

(a)

Each Party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses, (iii) written interrogatories, and (iv) document requests;

(b)	Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be presented by the Parties and shall promptly render a written opinion and award;

(c)	The arbitrators may not award or assess punitive damages against either Party; and

(d)

Each Party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party.

Article 18.0          RECORDS

During the term hereof and for three (3) years thereafter, or such longer period as may be required by law, each Party shall maintain accurate records as required to meet applicable local, state and federal laws and regulations.  Except as otherwise required by any such laws or regulations, each Party shall provide the other access to any reasonably requested documentation related solely to this Agreement during reasonable business hours.  Each Party shall give to the other seven (7) days’ prior written notice of such examinations, which will not occur more than twice annually, and such examination will be undertaken only to such extent necessary to verify that the other Party has complied with the terms of this Agreement.

Article 19.0          GENERAL PROVISIONS

19.1

Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all the Parties’ previous or contemporaneous correspondence, term sheets, understandings, agreements and representations, oral or written between the Parties.

19.2

Assignment. Neither Party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed); provided that no such consent for a transfer to an entity shall be required and all rights and obligations arising hereunder shall inure to the benefit of that entity if it is (a) an Affiliate of the assigning Party, (b) the successor in interest of the assigning Party by reason of sale, merger or operation of law, or (c) has acquired all or substantially all of the assets and business of the assigning Party. Any unauthorized attempted assignment or delegation shall be null and void and of no force or effect.

19.3	Amendment. This Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both Parties, and specifically stating that it modifies or amends this Agreement.

19.4

Severability. If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.

19.5

Notices; Language. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, either (a) when delivered in person to the other Party, or (b) on the same business day that it is transmitted by facsimile to the facsimile number (s) set forth below, with electronic confirmation of receipt, if transmitted prior to 5:00 p.m. Eastern time on such business day, or on the first business day following such transmission if transmitted after 5:00 p.m. Eastern Time or if transmitted on a day other than a business day; provided a hard copy is deposited within one (1) day after such transmissions in the U.S. mail, postage prepaid, and addressed as set forth below for notices by U.S. mail; or (c) on the third business day following its deposit in the U.S. mail, postage and addressed as follows:

If to UT:	United Therapeutics Corporation
1110 Spring Street
Silver Spring, Maryland 20910
Attention: Paul Mahon, General Counsel
Telefax: 301-608-9291

If to DISTRIBUTOR:	Gentiva Health Services
175 Broad Hollow Road
Melville, NY 11747
	Attention:	Executive Vice President
President, Specialty
Pharmaceuticals Division
Telefax: (631) 844-7940

	With copies to:	Law Department
Telefax: (631) 844-7414

	And:	Corporate Purchasing Department
Telefax: (913) 814-4866

19.6

Waiver. Either Party’s failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent default of that provision or of any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

19.7

Counterparts. This Agreement shall be executed in two (2) or more counterparts in the English language, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

19.8.	Governing Law. Except as provided by federal law, this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the

State of New York, excluding (a) any conflict-of-laws rule or principle therein contained under which any other law would be made applicable.

19.9

Relationship. This Agreement does not make either Party the employee, agent or legal representative of the other Party for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement each Party shall be acting as an independent contractor and shall not be deemed to have formed any partnership, joint venture or other relationship.

19.10	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.11	Signature Authority. Each signatory to this Agreement has signature authority and, is empowered on behalf of his or her respective Party to execute this Agreement.

19.12

Cumulative Remedies. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or equity.

[Page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNITED THERAPEUTICS		OLSTEN HEALTH SERVICES
CORPORATION		(QUANTUM) CORP. (DBA GENTIVA
HEALTH SERVICES)

By:	/s/ Martine Rothblatt	By:	/s/ Robert U. Nixon
	Martine Rothblatt		Robert Nixon
	Chief Executive Officer		Executive Vice President
President, Specialty Pharmaceuticals Division

Attachment A

Prices

UT Product

1.             On and after Commercial Launch, DISTRIBUTOR shall pay UT [***]% of Average Wholesale Price (“AWP”).

2.             Prior to Commercial Launch , UT shall provide DISTRIBUTOR with UT Product without charge; provided, however, DISTRIBUTOR shall pay UT [***]% of AWP for any inventory that DISTRIBUTOR has in its possession as of the date of Commercial Launch which has not been distributed.

3.             UT shall immediately notify DISTRIBUTOR in writing of any change (and the amount of such change) in the AWP of any respective UT Product during the term of the Agreement.

MiniMed Product

DISTRIBUTOR shall purchase MiniMed Products at the cost that MiniMed charges UT for such MiniMed Products, pursuant to the following pricing terms and conditions agreed to by MiniMed and UT; provided, however, that if at any time during the term of this Agreement, DISTRIBUTOR notifies UT that DISTRIBUTOR’s aggregate reasonable and direct costs for purchasing and distributing MiniMed Products exceeds DISTRIBUTOR’s aggregate net revenues (gross revenues minus reasonable and customary contractual allowances and trade discounts) for MiniMed Products, then the Parties shall use their Best Efforts to renegotiate the terms of this Agreement so that such costs shall not exceed such net revenues:

Pricing Terms and Conditions of MiniMed Product to UT

                As UT and DISTRIBUTOR intend that DISTRIBUTOR is to receive the benefit of any terms hereunder granted by MiniMed to UT, where MiniMed’s obligations to UT are described herein, the same shall be obligations of UT to DISTRIBUTOR.  Pursuant to the Guidelines agreed to by MiniMed and UT effective as of November 1, 1999, MiniMed’s prices and pricing terms and conditions to UT of MiniMed Product is as follows:

1.             Definitions.

                As used herein, the terms below shall have the following meanings, and other capitalized terms shall have the respective meanings given to such terms in the Distribution Agreement between UT and DISTRIBUTOR:

                “Active Clinical Site” means a physical clinic location which has at least ten (10) patients regularly receiving UT-15 Therapy using MiniMed’s pumps and Disposable Supplies.

                “Disposable Supplies” mean such consumable products, supplies or other goods which are used in connection with infusion pumps for the delivery of the UT-15 Therapy, which

Disposable Supplies include without limitation infusion sets with catheters and medication reservoirs.

                “List Price” means the price generally published from time to time for a product offered for sale in a particular market and in particular quantities to third parties unrelated to MiniMed who are not sales agents, sales representatives, dealers or distributors, but instead utilize the product for themselves or in providing medical care to unrelated persons.  For purposes of reference, MiniMed’s current List Prices for products subject to this Agreement are set forth in Exhibit A hereto.

                “MiniMed’s Cost” shall mean MiniMed’s direct costs associated with such referenced activity, which shall be determined on the basis of direct materials and supplies, labor, quality control/quality assurance activities and overhead and attributable general administrative costs and facilities which are calculated in accordance with generally accepted accounting principles.

                “Pivotal Clinical Trial” means that certain clinical trial designated as P01:03/04/05/06 being conducted as of the effective date of these Guidelines for the purpose of gathering sufficient data to obtain FDA approval for UT-15 in the treatment of pulmonary hypertension.

                “UT-15 Therapy” means any health care therapy which utilizes UT-15 subcutaneously or intravenously for the treatment of any medical condition.

2.             Supply of Pumps and Disposable Supplies.

                (a)           MiniMed shall provide Disposable Supplies, at no charge, to each patient who is enrolled in the Pivotal Clinical Trial as of the Effective Date for the balance of the Pivotal Clinical Trial (but for a period terminating no later than June 30, 2001), so long as such patient does not require more than ten (10) sets of such Disposable Supplies per month.  In the event that a patient requires more than ten (10) sets of Disposable Supplies in any given month, UT shall purchase such Disposable Supplies at MiniMed’s List Price less a discount equal to thirty percent (30%) of such List Price.  MiniMed’s current List Prices are set forth in Exhibit A, attached hereto.

                (b)           MiniMed Product List Prices may be modified by MiniMed at any time upon at least sixty (60) days prior written notice to UT, but may not increase in price by more than any corresponding increase in the consumer price index as computed on a cumulative basis.

                (c)           For any patient who enrolls in the Pivotal Clinical Trial on or after Effective Date, or in any other clinical trial involving UT-15 which is initiated after the Effective Date, MiniMed shall be paid a monthly fee for the provision of infusion pumps and Disposable Supplies.  The amount of the monthly fee and a description of the materials and supplies to be provided by MiniMed as contemplated by this subsection are set forth in Exhibit B, attached hereto, expressed as bi-monthly amounts.

                (d)           UT shall be responsible for and shall bear all costs (including reimbursing DISTRIBUTOR for any reasonable costs it may actually incur) relating to the repair or replacement of any infusion pumps provided to Clinical Trial Patients enrolled prior to the Effective Date.

3.             Purchase of Pumps Upon FDA Approval.

                (a)           Upon the earlier of (i) sixty (60) days following FDA approval of UT-15 or (ii) June 30, 2001, UT shall purchase all MiniMed model 407C infusion pumps previously distributed by MiniMed and rented by UT as contemplated by subsection 2(c).  The purchase price of such 407C infusion pumps shall be MiniMed’s List Price for the 407C pumps, less a discount equal to twenty-five percent (25%) of such List Price.  For reference purposes, included in Exhibit A hereto is MiniMed’s current published List Price for the model 407C infusion pump.  In addition to the twenty-five percent (25%) discount set forth herein, UT shall also be entitled to an amortization allowance to be credited against the purchase price for such 407C infusion pumps, which shall be based on a four (4) year amortization schedule for the 407C pumps, attached hereto as Exhibit C.  Payment for 407C infusion pumps purchased pursuant to this section 3(a) shall be made within sixty (60) days of invoice.

                (b)           Upon the FDA approval of UT-15, all patients enrolled in the Pivotal Clinical Trial who are then using MiniMed model 506 infusion pumps shall be converted to MiniMed model 407C infusion pumps.  The purchase price for 407C infusion pumps to be used in place of MiniMed’s 506 infusion pumps shall be MiniMed’s List Price for the 407C pumps less a discount equal to twenty-five percent (25%) of such List Price; an additional discount of ten percent (10%) (bringing the total discount to thirty-five percent (35%)) shall be applied to the extent a MiniMed model 506 infusion pump is returned to MiniMed in connection with the distribution of the MiniMed model 407C pump.  Payment for 407C infusion pumps purchased pursuant to this section 3(b) shall be made within sixty (60) days of invoice.

                (c)           Following FDA approval of UT-15, UT shall purchase infusion pumps and Disposable Supplies from MiniMed for UT-15 Therapy at the following prices:

(i)                                     407C infusion pumps (or successor models thereto) at MiniMed’s List Price less a discount equal to twenty-five percent (25%) of such List Price; and

(ii)                                  Disposable Supplies at MiniMed’s List Price for such Disposable Supplies less a discount equal to twenty percent (20%) of such List Price.

UT shall pay for the items purchased pursuant to this Section 3(c) within sixty (60) days of invoice.  The provisions of this Section 3(c) shall not apply to MiniMed infusion pumps purchased pursuant to Section 3(a) and 3(b) of these Pricing Terms and Conditions.

4.             Therapy Package

Commencing as of the effective date of these Guidelines and to the extent reasonably requested by UTHR, MiniMed, through its wholly owned subsidiary Pharmax, Inc., a Florida Corporation (“Pharmax”), shall provide therapy packages to UTHR at a purchase price equal to MiniMed’s Cost of such therapy package plus twenty-five percent (25%) of such cost.  For the purposes of this Section, therapy packages may include drugs, devices, or disposable supplies, however, therapy packages shall not include infusion pumps, Disposable Supplies and those other items listed on Exhibit A.  MiniMed’s obligation to provide therapy packages under this Section shall cease immediately in the event that: (i) MiniMed sells the stock or substantially all of the assets of Pharmax; or (ii) there is more than a fifty percent (50%) change in ownership of Pharmax.  The sale of stock or assets of Pharmax shall not require the consent of UTHR, provided, however, that MiniMed shall use commercially reasonable efforts to give UTHR at least sixty (60) days’ prior written notice of such event.

EXHIBIT A
TO ATTACHMENT A

CURRENT PRICE LIST FOR INFUSION PUMPS AND DISPOSABLE SUPPLIES

MiniMed® 1999 Price List
PRODUCT	MODEL	DESCRIPTION	PRICE ($US)
MiniMed 407C Infusion Pump	MMT-407CUC	MiniMed Infusion Pump Model 407C with 1 warranty and starter kit	$6,500

Associated disposables and accessories, see price list for insulin pumps

MiniMed® 1999 Price List
PRODUCT	MODEL	DESCRIPTION	PRICE ($US)
MiniMed 508 Insulin Pump		MiniMed Infusion Insulin Pump Model 508 with 4 year warranty starter kit and remote programmer	$5,495

	MMT — 508UB MMT — 508UC MMT — 508UT MMT — 508UW	Blue Charcoal Teal (Green) White* pump only available with prescription from doctor

Remote Programmer	MMT — 500RU	508 Pump Remote Programmer	$99

Reservoirs (24/box)	MMT — 103	3.0 ml MiniMed Reservoir	$70

Sof-Set Micro QR® (12/box)	MMT — 320 MMT — 321	42” Quick Release Soft Plastic Cannula (6mm catheter) 24” Quick Release Soft Plastic Cannula (6mm catheter)	$120 $120

Sof-Set Ultimate QR® (12/box)	MMT — 315	42” Quick Release Soft Plastic Cannula Set $120 MMT — 316 24” Quick Release Soft Plastic Cannula Set $120 Sof-Set® (24/box) MMT — 111 42” Soft Plastic Cannula Set $185 MMT — 112 24” Soft Plastic Cannula Set $185 SilhouetteTM (10/box) MMT - 371 43” Full Set (10) complete sets)	$97

	MMT — 372	43” Combo Set (10 sites/5 tubing sets)	$80
	MMT — 373	23” Full Set (10 complete sets)	$97
	MMT — 374	23” Combo Set (10 sites/5 tubing sets)	$80

Polyfin QR® (24/box)	MMT — 106	42” Bent Needle Infusion Set	$98
	MMT — 165	42” Quick Release Bent Needle Infusion Set	$150
	MMT — 306	24” Bent Needle Infusion Set with wings	$98
	MMT — 307	42” Bent Needle Infusion Set with wings	$98
	MMT — 365	42” Quick Release Bent Needle Infusion Set w/wings
	MMT — 366	24” Quick Release Bent Needle Infusion Set w/wings	$150

Polyfin® (24/box)	MMT — 106	42” Bent Needle Infusion Set	$98

Sof-Serter™	MMT — 300	Automatic Sof-Set Insertion Device	$49

Polyskin® (50/box)	MMT — 134	Transparent Dressing (5cm x 7cm)	$34

I.V. 3000 (100/box)	MMT — 174	Transparent Dressing (6cm x 7cm)	$49

I.V. Prep (50/box)	MMT — 173	Antiseptic Skin Prepping Pads	$12

Disposable Power Kit (3 sets)	MMT — 104	Nine (9) 1.5 Volt Batteries Rayovac Model G #675	$26

Shower-Pak (30/pk)	MMT — 117	Plastic Shower Bags to hold pump	$19

BOOKS
	ACC 110	The Insulin Pump Therapy Book	$19.00
	ACC 111	Counting Carbohydrates	$6.00
	ACC 112	Deliciously Healthy Favorite Foods Cookbook	$19.95
	ACC 113	Teens Pumping it Up!	$12.95
MISCELLANEOUS
MediBand	ACC 118	MediBand, emergency medical ID, notifies person as having diabetes and on an insulin pump	$6.95
Max the MiniMed Moose	ACC 119	Max the Moose, popular bean bag animal	$6.95

Prices subject to change without notification
Sof-Set, QR, Sof-Serter and Silhouette are all trademarks of MiniMed Inc.
Polyskin is a registered trademark of Kendall Healthcare Products Company

To order call: 800-843-6687 or FAX 800-635-5702

MiniMed®
12742 San Fernando Road
Sylmar, CA 91340
800-993-3322      818-362-5956
Web Site http://www.minimed.com

EXHIBIT B
TO ATTACHMENT A

THERAPY KITS AND MONTHLY FEE SCHEDULE

Kit One

Item	Code	Unit	Note	Qty	Price	Extended
Infusion Sets	MMT111/112	Box	24 pieces	1	$185.00	$185.00
Syringes/Resv	MMT 103	Box	24 pieces	1	$70.00	$70.00
Batteries	MMT 104	Pack	9 pieces	1	$26.00	$26.00
IV3000Tape	MMT 174	Box	lasts 6 mos.	1	$49.00	$49.00
IV Prep Pad	MMT 173	Box	lasts 3 mos.	1	$12.00	$12.00
Shower Pack	MMT 117	Box	lasts 2 mos.	1	$19.00	$19.00
Alcohol Prep	HMS32689	Box	lasts 2 mos.	1	$12.00	$12.00
Total Disposable Price						$373.00
Less: 30% Clinical Trial Discount						$(111.90)
Net Disposable Price						$261.10
Monthly Pump Rent (per pair of pumps)						$252.64
Total Bi-Monthly Fee (Net Disposable + 2 times Monthly Pump Rent)						$766.38

Start-Up Kit One

Additional Items:
Sof-Serter	MMT 300	Ea	Only Need 1	1	$49.00	$49.00
Pump Case	ACC 108	Ea	Only Need 1	1	$24.95	$24.95
Belt Clip	MMT 131C	Ea	Only Need 1	1	$8.00	$8.00
Total One-Time Items						$81.95
Less 30% Clinical Trial Discount						$(24.59)
One-Time Items						$57.36
Kit One Bi-Monthly Fee from Above						$766.38
Start-up Kit One Total Cost to UT						$823.74

EXHIBIT C
TO ATTACHMENT A

PURCHASE PRICE AND AMORTIZATION
SCHEDULE FOR 407C PUMPS

List Price per Pump (1 pump only)	$6,500.00
Less: 25% Discount	$(1,625.00)
Net Price	$4,875.00

Monthly Amortization (assume 4 year life)	$101.56

Purchase Price to MiniMed at end of 1 yr.	$3,656.25
Purchase Price to MiniMed at end of 2 yrs.	$2,437.50
Purchase Price to MiniMed at end of 3 yrs.	$1,218.75
Purchase Price to MiniMed at end of 4 yrs.	$—

Note: In the event that UTHR decided to purchase the pumps at some interim point in time, the $4,875 net price will be reduced by the amount of $101.56 per month for the number of months that that the pump has been in service to UTHR.

Attachment B

UT Trademarks Logotypes and Trade Names

UNITED THERAPEUTICS

UNITED THERAPEUTICS CORPORATION LOGO

UNIPROST

MEDICINES FOR LIFE

UNITHER

Attachment C

Patient Assistance Program Criteria

In order to be eligible as a Patient Assistance Program Patient, the patient must meet the criteria set forth below:

1.                                       Total monthly household income of patient must be less than or equal to 200% of U.S. Federal poverty guidelines (calculated on a monthly basis) adjusted for household size.  (A copy of the U.S. Federal Poverty Guidelines is attached.  UT shall provide DISTRIBUTOR with a copy of the U.S. Federal Poverty Guidelines each year.)

2.                                       Patients must have no sources of alternative drug reimbursement including but not limited to Medicaid, Medicare, Veterans Administration, and private insurance.

3.                                       Patients must be legal residents of the United States, and receive healthcare services via the United States healthcare system.

Patients who meet the residency requirements of Paragraph 3 above will qualify for the program for the period, that such patient is unable to obtain reimbursement due to pre-existing condition provisions of his or her insurance carrier or due to clearance or prior authorization waiting periods for insurance coverage.  Once such patient is able to obtain reimbursement, however, he or she shall not remain eligible for the program.

MiniMed®

USA:
Sylmar, CA
818-362-5958 • 800-826-2099 (24-hour Help Line within U.S. & Canada)
To order supplies:
800-843-6687 • FAX: 888-268-0200 (within U.S. & Canada)

FAX: 818-362-3788 (outside U.S.)

WARRANTY

MINIMED INC. (“MINIMED”) WARRANTS THE MINIMED INFUSION PUMP AGAINST DEFECTS IN MATERIALS AND WORKMANSHIP FOR A PERIOD OF 1 YEAR FROM THE DATE OF PURCHASE.

THIS WARRANTY IS VALID ONLY UPON THE RECEIPT BY MINIMED OF A COMPLETED WARRANTY REGISTRATION CARD.  DURING THE WARRANTY PERIOD, MINIMED WILL REPAIR OR REPLACE, AT ITS DISCRETION, ANY DEFECTIVE PUMP OR SOLENOID MOTOR, SUBJECT TO THE CONDITIONS AND EXCLUSIONS STATED HEREIN. THIS WARRANTY APPLIES ONLY TO NEW DEVICES. IN THE EVENT A PUMP IS REPAIRED OR REPLACED, THE WARRANTY PERIOD WILL NOT BE EXTENDED.

THIS WARRANTY IS VALID ONLY IF THE MINIMED INFUSION PUMP IS USED IN ACCORDANCE WITH THE MANUFACTURER’S INSTRUCTIONS.  THIS WARRANTY WILL NOT APPLY:

•                                            IF DAMAGE RESULTS FROM CHANGES OR MODIFICATIONS MADE TO THE PUMP BY THE USER OR THIRD PERSONS AFTER THE DATE OF MANUFACTURE;

•                                            IF DAMAGE RESULTS FROM SERVICE OR REPAIRS PERFORMED BY ANY PERSON OR ENTITY OTHER THAN THE MANUFACTURER;

•                                            IF DAMAGE RESULTS FORM A FORCE MAJEURE OR OTHER EVENT BEYOND THE CONTROL OF THE MANUFACTURER; OR:

•                                            IF DAMAGE RESULTS FROM NEGLIGENCE OR IMPROPER USE, INCLUDING BUT NOT LIMITED TO IMPROPER STORAGE, DELIBERATE SUBMERSION IN WATER, PHYSICAL ABUSE SUCH AS DROPPING OR OTHERWISE.

THIS WARRANTY DOES NOT APPLY TO BATTERIES, INFUSION SETS, RESERVOIRS, AND OTHER ACCESSORIES.

THIS WARRANTY SHALL BE PERSONAL TO THE ORIGINAL USER.  ANY SALE, OR OTHER TRANSFER OR USE OF THE PRODUCT COVERED BY THIS WARRANTY TO OR BY A USER OTHER THAN THE ORIGINAL USER SHALL CAUSE THIS WARRANTY TO IMMEDIATELY TERMINATE.

THE REMEDIES PROVIDED FOR IN THIS WARRANTY ARE THE EXCLUSIVE REMEDIES AVAILABLE FOR ANY BREACH HEREOF.  NEITHER MINIMED NOR ITS SUPPLIERS OR DISTRIBUTORS SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGE OF ANY NATURE OR KIND CAUSED BY OR ARISING OUT OF A DEFECT IN THE PRODUCT.

ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

13428      Federal Register / Vol. 64, No. 52 / Thursday, March 18, 1999 / Notices

FEDERAL RESERVE SYSTEM

Sunshine Act Meeting

TIME AND DATE: Approximately 11:15 a.m., Tuesday, March 23, 1999, following a recess at the conclusion of the open meeting.

PLACE: Marriner S. Eccles Federal Reserve Board Building, 20th and C Streets, NW., Washington, DC 20551.

STATUS: Closed.

MATTERS TO BE CONSIDERED:

1.  Personnel actions (appointments, promotions, assignments, reassignments, and salary actions) involving individual Federal Reserve System employees.

2.  Any matters carried forward from a previously announced meeting.

CONTACT PERSON FOR MORE INFORMATION:

Lynn S. Fox, Assistant to the Board;
(202) 452-3204.

SUPPLEMENTARY INFORMATION: You may call (202) 452-3206 beginning at approximately 5 p.m. two business days before the meeting for a recorded announcement of bank and bank holding company applications scheduled for the meeting; or you may contact the Board’s Web site at http:// www.federalreserve.gov for an electronic announcement that not only lists applications, but also indicates procedural and other information about the meeting.

Dated: March 16, 1999.

Robert deV. Frierson,
Associate Secretary of the Board.

[FR Doc. 99-6806 Filed 3-16-99; 3:55 pm]

BILLING CODE 6210-01-M

DEPARTMENT OF HEALTH AND HUMAN SERVICES

Office of the Secretary

Annual Update of the HHS Poverty Guidelines

AGENCY: Department of Health and Human Services.

ACTION: Notice.

SUMMARY: This notice provides an update of the HHS poverty guidelines to account for last (calendar) year’s increase in prices as measured by the Consumer Price Index.

EFFECTIVE DATE: These guidelines go into effect on the day they are published (unless an office administering a program using the guidelines specifies a different effective date for that particular program.)

ADDRESSES: Office of the Assistant Secretary for Planning and Evaluation,

Room 404E, Humphrey Building,
Department of Health and Human
Services (HHS), Washington, DC 20201.

FOR FURTHER INFORMATION CONTACT: For information about how the poverty guidelines are used in a particular program, contact the Federal (or other) office which is responsible for that program.

For general information about the poverty guidelines (but NOT for information about a particular program—such as the Hill-Burton Uncompensated Services Program—that uses the poverty guidelines), contact Gordon Fisher, Office of the Assistant Secretary for Planning and Evaluation, Room 404E, Humphrey Building, Department of Health and Human Services, Washington, DC 20201—telephone: (202) 690-5880; persons with internet access may visit the poverty guidelines internet site at <http:// aspe.os.dhhs.gov/poverty/poverty.htm>.

For information about the Hill-Burton Uncompensated Services Program (no-fee or reduced-fee health care services at certain hospitals and other health care facilities for certain persons unable to pay for such care), contact the Office of the Director, Division of Facilities Compliance and Recovery, HRSA, HHS, Twinbrook Metro Plaza, 12300 Twinbrook Parkway, Suite 520, Rockville, Maryland 20857—telephone: (301) 443-5656 or 1-800-638-0742 (for callers outside Maryland) or 1-800-492-0359 (for callers in Maryland); persons with internet access may visit the Division of Facilities Compliance and Recovery internet home page site at <http://www.hrsa.gov/osp/dfcr>. The Division of Facilities Compliance and Recovery notes that as set by 42 CFR 124.505(b), the effective date of this update of the poverty guidelines for facilities obligated under the Hill-Burton Uncompensated Services Program is sixty days from the date of this publication.

For information about the percentage multiple of the poverty guidelines to be used on immigration forms such as INS Form 1-864, Affidavit of Support, contact the U.S. Immigration and Naturalization Service. To get a copy of the most recent poverty guidelines published by the Immigration and Naturalization Service, call 1-800-870-3676 and ask for Form I-864. To obtain information on the most recent poverty guidelines call (202) 514-2607. Persons with internet access may obtain the information from the Immigration and Naturalization Service internet site at <http://www.ins.usdoj.gov>, and may download the affidavit of support forms and poverty guidelines from <http://www.ins.usdoj.gov/forms/download/i-864pkg.htm>.

Under an amendment to the Older Americans Act, the figures in this notice are the figures that state and area agencies on aging should use to
determine “greatest economic need” for Older Americans Act programs. For information about Older Americans Act programs, contact Carol Crecy, Administration on Aging, HHS—telephone: (202) 619-0011.

For information about the Department of Labor’s Lower Living Standard Income Level (an alternative eligibility criterion with the poverty guidelines for certain Job Training Partnership Act programs), contact Ronald E. Putz, Director, Office of Employment and Training Programs, U.S. Department of Labor—telephone: (202) 219-5229, voicemail 173; persons with internet access may visit the Employment and Training Administration’s Lower Living Standard Income Level internet site at <http://www.wdsc.org/techcouncil/ prototypes/llsil/llsil.htm>.

For information about the number of people in poverty (since 1959) or about the Census Bureau (statistical) poverty thresholds, contact the HHES Division, Room 1462, Federal Office Building #3, U.S. Bureau of the Census, Washington, DC 20233—telephone: (301) 457-3242; persons with internet access may visit the Poverty section of the Census Bureau’s World Wide Web site at <http:/ /www.census.gov/hhes/www/ poverty.html>.

1999 POVERTY GUIDELINES FOR THE
48 CONTIGUOUS STATES AND THE
DISTRICT OF COLUMBIA

Size of family unit	Poverty guide- line
1	$8,240
2	11,060
3	13,880
4	16,700
5	19,520
6	22,340
7	25,160
8	27,980

For family units with more than 8 members, add $2,820 for each additional member. (The same increment applies to smaller family sizes also, as can be seen in the figures above.)

1999 POVERTY GUIDELINES FOR
ALASKA

Size of family unit	Poverty guide- line
1	$10,320

                Federal Register / Vol. 64, No. 52 / Thursday, March 18, 1999 / Notices  13429

1999 POVERTY GUIDELINES FOR
ALASKA—Continued

Size of family unit	Poverty guide- line
2	13,840
3	17,360
4	20,880
5	24,400
6	27,920
7	31,440
8	34,960

For family units with more than 8 members, add $3,520 for each additional member. (The same increment applies to smaller family sizes also, as can be seen in the figures above.)

1999 POVERTY GUIDELINES FOR
HAWAII

Size of family unit	Poverty guide- line
1	$9,490
2	12,730
3	15,970
4	19,210
5	22,450
6	25,690
7	28,930
8	32,170

For family units with more than 8 members, add $3,240 for each additional member. (The same increment applies to smaller family sizes also, as can be seen in the figures above.)

(Separate poverty guideline figures for Alaska and Hawaii reflect Office of Economic Opportunity administrative practice beginning in the 1966-1970 period. Note that the Census Bureau poverty thresholds—the primary version of the poverty measure—have never had separate figures for Alaska and Hawaii. The poverty guidelines are not defined for Puerto Rico, the U.S. Virgin Islands, American Samoa. Guam, the Republic of the Marshall Islands, the Federated States of Micronesia, the Commonwealth of the Northern Mariana Islands, and Palau. In cases in which a Federal program using the poverty guidelines serves any of those jurisdictions, the Federal office which administers the program is responsible for deciding whether to use the contiguous-states-and-DC guidelines for those jurisdictions or to follow some other procedure.)

The preceding figures are the 1999 update of the poverty guidelines required by section 673(2) of the Omnibus Budget Reconciliation Act (OBRA) of 1981 (Pub.L. 97-35.) As required by law, this update reflects last year’s change in the Consumer Price
Index (CPI-U); it was done using the same procedure used in previous years.

Section 673(2) of OBRA-1981 (42 U.S.C. 9902(2)) requires the use of the poverty guidelines as an eligibility criterion for the Community Services Block Grant program. The poverty guidelines are also used as an eligibility criterion by a number of other Federal programs (both HHS and non-HHS.) Due to confusing legislative language dating back to 1972, the poverty guidelines have sometimes been mistakenly referred to as the “OMB” (Office of Management and Budget) poverty guidelines or poverty line. In fact, OMB has never issued the guidelines; the guidelines are issued each year by the Department of Health and Human Services (formerly by the Office of Economic Opportunity/Community Services Administration). The poverty guidelines may be formally referenced as “the poverty guidelines updated annually in the Federal Register by the U.S. Department of Health and Human Services under authority of 42 U.S.C. 9902(2).”

The poverty guidelines are a simplified version of the Federal Government’s statistical poverty thresholds used by the Bureau of the Census to prepare its statistical estimates of the number of persons and families in poverty. The poverty guidelines issued by the Department of Health and Human Services are used for administrative purposes—for instance, for determining whether a person or family is financially eligible for assistance or services under a particular Federal program. The poverty thresholds are used primarily for statistical purposes. Since the poverty guidelines in this notice—the 1999 guidelines—reflect price changes through calendar year 1998, they are approximately equal to the poverty thresholds for calendar year 1998 which the Census Bureau will issue in late summer or autumn 1999. (A preliminary version of the 1998 thresholds is now available from the Census Bureau.)

In certain cases, as noted in the relevant authorizing legislation or program regulations, a program uses the poverty guidelines as only one of several eligibility criteria, or uses a percentage multiple of the guidelines (for example, 125 percent or 185 percent of the guidelines.) Non-Federal organizations which use the poverty guidelines under their own authority in non-Federally-funded activities also have the option of choosing to use a percentage multiple of the guidelines such as 125 percent or 185 percent.

While many programs use the guidelines to classify persons or families as either eligible or ineligible, some other programs use the guidelines for the purpose of giving priority to lower-income persons or families in the provision of assistance or services.

In some cases, these poverty guidelines may not become effective for a particular program until a regulation or notice specifically applying to the program in question has been issued.

The poverty guidelines given above should be used for both farm and non-farm families. Similarly, these guidelines should be used for both aged and non-aged units. The poverty guidelines have never had an aged/non-aged distinction; only the Census Bureau (statistical) poverty thresholds have separate figures for aged and non-aged one-person and two-person units.

Definitions

There is no universal administrative definition of “family,” “family unit,” or “household” that is valid for all programs that use the poverty guidelines. Federal programs in some cases use administrative definitions that differ somewhat from the statistical definitions given below; the Federal office which administers a program has the responsibility for making decisions about administrative definitions. Similarly, non-Federal organizations which use the poverty guidelines in non-Federally-funded activities may use administrative definitions that differ from the statistical definitions given below. In either case, to find out the precise definitions used by a particular program, one must consult the office or organization administering the program in question.

The following statistical definitions (derived for the most part from language used in U.S. Bureau of the Census. Current Population Reports, Series P60-185 and earlier reports in the same series) are made available for illustrative purposes only; in other words, these statistical definitions are not binding for administrative purposes.

(a)   Family. A family is a group of two or more persons related by birth, marriage, or adoption who live together; all such related persons are considered as members of one family. For instance, if an older married couple, their daughter and her husband and two children, and the older couple’s nephew all lived in the same house or apartment, they would all be considered members of a single family.

(b)   Unrelated individual. An unrelated individual is a person 15 years old or over (other than an inmate of an institution) who is not living with

13430      Federal Register / Vol. 64, No. 52 / Thursday, March 18, 1999 / Notices

any relatives. An unrelated individual may be the only person living in a house or apartment, or may be living in a house or apartment (or in group quarters such as a rooming house) in which one or more persons also live who are not related to the individual in question by birth, marriage, or adoption. Examples of unrelated individuals residing with others include a lodger, a foster child, a ward, or an employee.

(c)   Household. As defined by the Bureau of the Census for statistical purposes, a household consists of all the persons who occupy a housing unit (house or apartment), whether they are related to each other or not. If a family and an unrelated individual, or two unrelated individuals, are living in the same housing unit, they would constitute two family units (see next item), but only one household. Some programs, such as the Food Stamp Program and the Low-Income Home Energy Assistance Program, employ administrative variations of the “household” concept in determining income eligibility. A number of other programs use administrative variations of the “family” concept in determining income eligibility. Depending on the precise program definition used, programs using a “family” concept would generally apply the poverty guidelines separately to each family and/or unrelated individual within a household if the household includes more than one family and/or unrelated individual.

(d)   Family unit. “Family unit” is not an official U.S. Bureau of the Census term, although it has been used in the poverty guidelines Federal Register notice since 1978. As used here, either an unrelated individual or a family (as defined above) constitutes a family unit. In other words, a family unit of size one is an unrelated individual, while a family unit of two/three/etc. is the same as a family of two/three/etc.

Note that this notice no longer provides a definition of “income.” This is for two reasons. First, there is no universal administrative definition of “income” that is valid for all programs that use the poverty guidelines. Second, in the past there has been confusion regarding important differences between the statistical definition of income and various administrative definitions of “income” or “countable income.” The precise definition of “income” for a particular program is very sensitive to the specific needs and purposes of that program. To determine, for example, whether or not taxes, collegescholarships, or other particular types of income should be counted as “income” in determining eligibility for a specific program, one must consult the office or organization administering the program in question; that office or organization has the responsibility for making decisions about the definition of “income” used by the program (to the extent that the definition is not already contained in legislation or regulations.)

Persons seeking the statistical definition of income that is used to determine official income and poverty statistics may consult U.S. Bureau of the Census, Current Population Reports, Series P60-201, Poverty in the United States: 1997, Washington, D.C., U.S. Government Printing Office, September 1998, pp. A-1 and A-2.

Dated: March 8, 1999.

Donna E. Shalala,

Secretary of Health and Human Services.
[FR Doc. 99-6538 Filed 3-17-99; 8:45 am]
BILLING CODE 4150-04-P

DEPARTMENT OF HEALTH AND HUMAN SERVICES

Food and Drug Administration

[Docket No. 98N-0363]

Agency Information Collection Activities; Announcement of OMB Approval; New Animal Drugs for Investigational Use

AGENCY: Food and Drug Administration, HHS.

ACTION: Notice.

SUMMARY: The Food and Drug Administration (FDA) is announcing that a collection of information entitled “New Animal Drugs for Investigational Use” has been approved by the Office of Management and Budget (OMB) under the Paperwork Reduction Act of 1995.

FOR FURTHER INFORMATION CONTACT:

Denver Presley, Office of Information Resources Management (HFA-250), Food and Drug Administration, 5600 Fishers Lane, Rockville, MD 20857, 301-827-1472.

SUPPLEMENTARY INFORMATION: In the

Federal Register of December 2, 1998 (63 FR 66548), the agency announced that the proposed information collection had been submitted to OMB for review and clearance under 44 U.S.C. 3507. An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid OMB control number. OMB has now approved the information collection and has assigned OMB control number 0910-0117. The approval expires on January 31, 2002. A copy of the supporting statement for this information collection is available on the Internet at “http://www.fda.gov/ ohrms/dockets”.

Dated: March 11, 1999.

William K. Hubbard,

Acting Deputy Commissioner for Policy.
[FR Doc. 99-6529 Filed 3-17-99; 8:45 am]

BILLING CODE 4160-01-F

DEPARTMENT OF HEALTH AND HUMAN SERVICES

Food and Drug Administration

[Docket No. 99F-0460]

Akzo Nobel Chemicals, Inc.; Filing of Food Additive Petition

AGENCY: Food and Drug Administration, HHS.

ACTION: Notice.

SUMMARY: The Food and Drug Administration (FDA) is announcing that Akzo Nobel Chemicals, Inc., has filed a petition proposing that the food additive regulations be amended to provide for the safe use of 3,6,9-triethyl-  3,6,9-trimethyl-1,4,7-triperoxynonane as a modifier in the production of olefin polymers used as components of food-contact articles.

FOR FURTHER INFORMATION CONTACT: Vir D. Anand, Center for Food Safety and Applied Nutrition (HFS-215), Food and Drug Administration, 200 C St. SW., Washington, DC 20204, 202-418-3081.

SUPPLEMENTARY INFORMATION: Under the Federal Food, Drug, and Cosmetic Act (sec. 409(b) (5) (21 U.S.C. 348(b)(5))), notice is given that a food additive petition (FAP 9B4646) has been filed by Akzo Nobel Chemicals, Inc., c/o Keller and Heckman LLP, 1001 G St. NW., suite 500 West, Washington, DC 20001. The petition proposes to amend the food additive regulations in § 177.1520 Olefin polymers (21 CFR 177.1520) and in § 177.2600 Rubber articles intended for repeated use (21 CFR 177.2600) to provide for the safe use of 3,6,9-triethyl- 3,6,9-trimethyl-1.4,7-triperoxynonane as a modifier in the production of olefin polymers used as components of food-contact articles.

The agency has determined under 21 CFR 25.32(i) that this action is of a type that does not individually or cumulatively have a significant effect on the human environment. Therefore, neither an environmental assessment nor an environmental impact statement is required.

Attachment D

UT Standard Warranty

UT warrants that all of its Product shall: (i) be free from defects in design, material and workmanship; (ii) be in compliance with all applicable law and regulation, including without limitation all regulatory requirements of the FDA, including those related to the adulteration or misbranding of Product within the meaning of Section 501 and 502 of the Food Drug and Cosmetics Act; (iii) not be articles which may not be introduced into interstate commerce pursuant to the requirements of Sections 505, 514, 515, 516 or 520 thereof; and (iv) be manufactured in accordance with current FDA Good Manufacturing Practice as required by 21 C.F.R. 210 and 820.

MiniMed Standard Warranty

Attached

Attachment E

Policies and Procedures relating to the MiniMed Product

A.            Return of Products.  No Products may be returned to UT by DISTRIBUTOR without the prior written authorization of UT; any such return may result in a commercially reasonable fee being charged to DISTRIBUTOR’s account, the amount of such restocking fee to be agreed to by DISTRIBUTOR.

B.            DISTRIBUTOR’s Status.  DISTRIBUTOR shall buy the Products from UT (in such amounts as DISTRIBUTOR shall in its sole discretion determine) and distribute and sell them in its own name, for its own account and at its own risk.  These Policies and Procedures do not and shall not be construed to create the relationship of agent, employee, partnership, joint venture or association between the parties, but is an agreement between independent contractors.  DISTRIBUTOR expressly acknowledges and agrees that it is not an agent or representative of UT and may not at any time hold itself out as such to any third party or act in the name of or on behalf of UT or bind UT or create any obligations between UT and third parties without UT’s prior written consent.

C.            DISTRIBUTOR’s Obligations.  The obligations of DISTRIBUTOR include the following undertakings:

(i)            Inventory.  DISTRIBUTOR agrees to maintain at all times during the term of this Agreement an inventory of the Products in good and saleable condition at a level sufficient to satisfy patient requirements for sixty (60) days and subject to MiniMed’s timely acceptance and fulfillment of DISTRIBUTOR’ s orders as placed by UT.

(ii)           Inspection.  DISTRIBUTOR shall allow representatives of UT and MiniMed access to DISTRIBUTOR’s business premises at any time upon reasonable advance notice and during normal business hours for the purpose of, among other things, monitoring compliance with these Policies and Procedures.

(iii)          Device Tracking.  DISTRIBUTOR shall provide UT and MiniMed with a written inventory and delivery report monthly within five (5) business days of each MiniMed’s fiscal month end in a form acceptable to MiniMed.  Such report shall be delivered to UT and MiniMed either by electronic mail or on a computer disk compatible with MiniMed’s information systems.  Such report shall include (i) the quantities of the MiniMed Products delivered by DISTRIBUTOR to patients during such period and (ii) any documents or other information relating to the delivery of the MiniMed Products to patients which UT or MiniMed may reasonably require, including, without limitation, a schedule of infusion pumps delivered by reference to patient name and address or patient number, pump serial number, prescribing physician name, and prescribing physician zip code and a schedule of Disposable Supplies delivered to patients by reference to patient name and address or patient number.  All such obligations are conditioned on and subject to any applicable legal requirements including without limitation those relating to patient confidentiality and data security.  A breach of this covenant shall constitute a material breach of these Policies and Procedures.

(iv)          Labels.  DISTRIBUTOR shall not change or remove the labels affixed to the Products, nor shall DISTRIBUTOR add anything to the exterior of the Products or packaging without the prior written authorization of UT and MiniMed.

(v)           Direct Delivery.  DISTRIBUTOR shall purchase the Products from UT only and shall deliver such the Products only to end users or clinics or hospitals in connection with Uniprost therapy and not to other agents, distributors, sub-distributors, dealers or the like without the prior written consent of UT.

(vi)          Insurance.  DISTRIBUTOR shall maintain in full force and effect policies of insurance with reputable carriers in such amounts and insuring against such risks as are reasonably customary for the business of DISTRIBUTOR.  Notwithstanding the foregoing, in no event shall DISTRIBUTOR fail to maintain liability insurance in a minimum amount of $2,000,000 per occurrence or property insurance in an amount sufficient to cover the value of the Products.

D.            Compliance with Laws and Regulations/ Records and Reporting.

(i)            DISTRIBUTOR agrees that no Products will be willfully or knowingly or negligently distributed by DISTRIBUTOR or its agents in violation of applicable laws or regulations, including, without limitation laws and regulations governing the distribution of medical devices.

(ii)           DISTRIBUTOR shall maintain complete and accurate records, in tangible form or electronic database, of all sales and deliveries of Products to end users.  The report must enable UT and MiniMed to identify the end user of the MiniMed Products distributed within four (4) working days and must contain the following information: (a) for infusion pumps: model number; serial number; the date of shipment by MiniMed to DISTRIBUTOR; the name, address, telephone number and social security number (if available) or other unique identifying code of the user (patient) receiving MiniMed Products, the date the user received the MiniMed Products, and the name, mailing address, and telephone number of the prescribing physician; (b) for infusion sets: model number, lot number, the name and address or patient number of the user (patient), and the name, mailing address and telephone number of the prescribing physician; and (c) for UT Products, the name, address, telephone number and social security number (if available) or other unique identifying code of the user (patient) receiving UT Products, the date the user received the UT Products, and the name, mailing address, and telephone number of the prescribing physician.  DISTRIBUTOR shall be solely responsible for complying with privacy and data protection laws and regulations.  All such obligations are conditioned on and subject to any applicable legal requirements including without limitation those relating to patient confidentiality and data security

(iii)          DISTRIBUTOR shall provide UT and MiniMed with the following information if any Products are returned to UT, MiniMed or DISTRIBUTOR: model number; serial number; the date the Products were initially shipped by UT or MiniMed to DISTRIBUTOR; and the means (carrier) used to return the Products.  DISTRIBUTOR will provide UT and MiniMed with the following information if any Products are permanently disposed of: model number; serial number; the date the Products were initially shipped by UT or MiniMed to DISTRIBUTOR; the date the Products were permanently disposed of; and the mechanism of permanent disposition of the Products.  DISTRIBUTOR shall provide the same information to the FDA within ten (10) days of a request therefor.

(iv)          DISTRIBUTOR shall make all of its records relating solely to the Products available at its premises for audit by representatives of UT or MiniMed at any time during normal business hours with reasonable advance notice to ensure compliance with the terms of these Policies and Procedures, and shall, upon UT’s or MiniMed’s request, send a copy of such records (or any portion thereof) to UT or MiniMed for review.  DISTRIBUTOR further agrees to maintain all additional records reasonably required by UT or MiniMed in order to ensure traceability of the Products sold or delivered hereunder by DISTRIBUTOR.  DISTRIBUTOR further agrees to assume responsibility and guarantee performance of all reporting and record keeping required by the FDA and any other applicable governing body and regulator, but only to the extent DISTRIBUTOR is notified by UT in writing in advance of such requirements.  DISTRIBUTOR agrees to deliver to UT and MiniMed all records and customer lists in its possession relating to the Products within 30 days following the expiration or termination of the Agreement by either party, retaining only those documents required for compliance with applicable regulations, and providing UT and MiniMed copies of all such retained documents.  All such obligations are conditioned on and subject to any applicable legal requirements including without limitation those relating to patient confidentiality and data security

(v)           DISTRIBUTOR will inform UT, MiniMed and the FDA if DISTRIBUTOR becomes aware of any “significant event.”  A “significant event” includes any report from a health care professional, user of any of the Products or other competent person that reasonably suggests any of the Products caused or contributed to a death or injury, or, in the case of the MiniMed Products, has malfunctioned in such a way that a reoccurrence of the malfunction or failure would be likely to cause or contribute to death or injury.  Without limiting the generality of the foregoing, DISTRIBUTOR shall report to UT, MiniMed and the FDA any event, occasion or circumstance in which DISTRIBUTOR becomes aware there has been a deterioration in the characteristics or performance of any of the MiniMed Products, or any inaccuracies in any written material provided with or to users of any of the MiniMed Products which is intended to accompany such MiniMed Products, which might lead to death of a patient who uses such MiniMed Products or might lead to the significant deterioration of such patient’s state of health.  DISTRIBUTOR agrees to cooperate fully with UT, MiniMed, and, at UT’s or MiniMed’s request, participate in any investigation undertaken by UT or MiniMed in connection with any such event.  Such report shall be made and delivered to UT and MiniMed within five (5) working days after DISTRIBUTOR becomes aware of such significant event and to the FDA within ten (10) business days thereof.

E.             Delivery Time.  UT and MiniMed shall use reasonable efforts to deliver the Products pursuant to requests contained in UT’s purchase orders.  Notwithstanding the foregoing, UT and MiniMed shall not be responsible for delays in delivery, and such delivery delays shall not give rise to a claim for damages.

F.             No Supply Obligation.  UT and MiniMed shall not be obligated to fill orders for Products (i) for which production has ceased or for which it no longer has the right to manufacture or sell, or (ii) for which delivery has become unreasonably onerous as a result of any change in legal requirements or regulations.  In the event that: (i) UT or MiniMed does not fulfill DISTRIBUTOR’s purchase orders for the reasons set forth in this Section F; and (ii) UT and MiniMed are unable to manufacture, sell, market and distribute other infusion pumps which are equally suitable for Uniprost therapy as infusion pumps manufactured by as of the effective date of the Agreement, then DISTRIBUTOR’s obligations to exclusively use MiniMed Products (subject to the provisions of the Distribution Agreement between DISTRIBUTOR and UT) shall cease until such time that MiniMed is able to offer DISTRIBUTOR infusion pumps which are as suitable for Uniprost therapy as infusion pumps manufactured by MiniMed as of the effective date of this Agreement.

G.            MiniMed Industrial and Intellectual Property.  DISTRIBUTOR acknowledges that MiniMed has granted to UT a non-exclusive, royalty-free right to use the trademarks affixed by MiniMed to the MiniMed Products and packaging.  Such grant shall terminate upon the expiration or termination of UT’s agreement with MiniMed.  DISTRIBUTOR acknowledges that UT has represented to DISTRIBUTOR that MiniMed and/or its affiliates possess all necessary right, title and interest in and to all patents, packaging, designs, trademarks, trade names and logos used on or in connection with the MiniMed Products.  DISTRIBUTOR shall only use such trademarks, trade names and logos in compliance with standards and policies which MiniMed may from time to time determine and MiniMed shall have the right of prior approval of any such trademarks, trade names and logos on the advertising materials and brochures utilized by DISTRIBUTOR.  DISTRIBUTOR agrees that during the term of the Agreement and after its expiration or termination it will not knowingly use or register, directly or indirectly, any patents, packaging, designs, trademarks or trade names which may infringe or be confusingly similar with those owned by MiniMed and/or its affiliates, and shall use trademarks and trade names of MiniMed pursuant to the license granted hereunder on marketing literature of DISTRIBUTOR.

H.            MiniMed Documents.  Except as otherwise expressly provided for in these Policies and Procedures, MiniMed may furnish UT or DISTRIBUTOR with commercial, technical and other documents and materials relating to the Products as it deems appropriate, for which MiniMed may charge a fee to UT or DISTRIBUTOR.  Such documents and materials are and shall remain the sole property of MiniMed.  Following the expiration or termination of the Agreement, upon UT’s request, DISTRIBUTOR shall return to UT or MiniMed all such documents and materials furnished to it by UT or MiniMed.  In the event that DISTRIBUTOR prepares documents or materials relating to the delivery of the Products to patients and clinics which offer Uniprost™ therapy, such documents and materials, and any copyrights relating thereto, shall be the sole property of UT or MiniMed, except to the extent that such materials may reflect the name, trade mark or other proprietary property of DISTRIBUTOR.  DISTRIBUTOR shall submit for review and approval such documents and materials and provide UT and MiniMed with sufficient prior notice to evaluate such documents and materials.

AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment to Distribution Agreement is made as of this day of August 2002 (the “Effective Date”), by and between United Therapeutics Corporation (“UT”), a Delaware corporation, 1110 Spring Street, Silver Spring, Maryland 20910, and Accredo Therapeutics, Incorporated (“DISTRIBUTOR”), a Delaware corporation, 1640 Century Center Parkway, Suite 105, Memphis, Tennessee 38134.

A.                                   WHEREAS, UT and Olsten Health Services (Quantum) Corp. entered into a Distribution Agreement on March 20, 2000, concerning non-exclusive U.S. distribution of the drug product REMODULIN (formerly Uniprost);

B.                                     WHEREAS, Olsten Health Services (Quantum) Corp. changed its name to Gentiva Health Services (Quantum) Corp. and subsequently to Accredo Therapeutics, Inc.; and

C.                                     WHEREAS, it is desirable to revise certain obligations between the parties following FDA approval and the commercial launch of the UT Product in order to reflect DISTRIBUTOR’s role as a provider of health care services including pharmacy services that are separate and distinct from DISTRIBUTOR’s obligations to market, promote and sell the UT Product and the MiniMed Product.

NOW, THEREFORE, in consideration of mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I

In subsection 1.1(r), the word “UNIPROST” is replaced with the word “REMODULIN”;

II

The introductory paragraph in Section 4.1 is hereby replaced in its entirety with the following:

4.1                                          Marketing.  DISTRIBUTOR shall use its Best Efforts to fund and support ongoing promotion of its distribution of the Products, consistent with DISTRIBUTOR’ s normal funding and support for its overall distribution activities.  In addition, DISTRIBUTOR shall use its Best Efforts to fund and support ongoing promotion, marketing and sale of its distribution services to physicians, pharmacies, payers, hospitals, and other healthcare entities as appropriate, and public and private clinical, health and industrial laboratories; provided, however, DISTRIBUTOR shall submit to UT for review and approval any marketing material relating to the UT Product, other than the UT marketing material provided by UT to DISTRIBUTOR pursuant to Section 5.3, and shall refrain from using such material until DISTRIBUTOR receives written approval of such materials from UT.  Such Best Efforts shall include, but not be limited to:

The introductory paragraph of subsection 4.I(d) shall be replaced in its entirety with the following:

4.1(d)                           Attending and promoting the availability of the Products and distribution services at appropriate trade shows involving patients and/or physicians specialties that have a high propensity or likelihood to diagnose and treat patients suffering from pulmonary hypertension.  At a minimum, DISTRIBUTOR will attend the following trade shows or national conferences of the following organizations in order to evaluate the appropriateness of exhibiting at these shows:

III

Section 4.5 is hereby replaced in its entirety with the following:

4.5                                          Product Specifications.  DISTRIBUTOR shall maintain the Products in accordance with all directions accompanying the Products in order to maintain Product within FDA approved specifications.  DISTRIBUTOR shall dispense Products as prescribed, in accordance with all applicable pharmacy requirements.  The parties acknowledge that UT shall not have any rights, obligations, responsibilities, oversight or role of any kind or nature concerning DISTRIBUTOR’s practice of pharmacy in compliance with all applicable state pharmacy regulations and consistent with DISTRIBUTOR’ s then current practices.

IV

Section 4.6 is hereby replaced in its entirety with the following:

4.6                                          Pharmacy and Home Health Care Services.  DISTRIBUTOR may create its own patient educational materials concerning the Products (“Educational Materials”) for distribution by DISTRIBUTOR in accordance with this Agreement and DISTRIBUTOR’s obligations as a health care provider and pharmacy; provided, however, that all such Educational Materials (i) shall be consistent with the content of the UT Product package insert approved by the FDA, (ii) shall comply with the conditions and requirements of all applicable state pharmacy regulations mandating the provision of patient educational materials on prescription drugs and their administration, and (iii) shall not be used by DISTRIBUTOR to promote, market or sell the Products.  The parties acknowledge that UT shall not have any rights, obligations, responsibilities, oversight or role of any kind or nature concerning DISTRIBUTOR’ s practice of pharmacy in compliance with all applicable state pharmacy regulations and consistent with DISTRIBUTOR’ s then current practices.

V

Section 5.3 is hereby replaced in its entirety with the following:

5.3                                          UT Promotional Materials.  UT will provide DISTRIBUTOR with reasonable quantities of promotional materials when developed by UT, including but not limited to reprints, brochures, package inserts, peer review articles and other scientific and medical information regarding the Products, informational material and other marketing literature, all of the foregoing created by UT, for use and distribution by DISTRIBUTOR in accordance with this Agreement.  DISTRIBUTOR shall not revise, alter or change in any manner the foregoing materials and their content as provided by UT without UT’s advance written permission.  Nothing in this provision requires UT to create any specific promotional materials.

VI

Other than as provided in this Amendment to Distribution Agreement, the terms and provisions of the Distribution Agreement, as amended, shall continue in full force and effect.  All defined terms in this Amendment shall have those meanings as defined in the Distribution Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

UNITED THERAPEUTICS CORPORATION		ACCREDO THERAPEUTICS, INC.

By:	/s/ Paul A. Mahon	By:	/s/ Thomas W. Bell, Jr. VP
	Paul A. Mahon, General Counsel	Printed:	Thomas W. Bell, Jr.